EXHIBIT 99.1

KCAP Financial, Inc. Commences Public Offering of Common Stock

NEW YORK, Feb. 4, 2013 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (Nasdaq:KCAP) ("KCAP") today announced that it has commenced a public offering of 4,000,000 shares of its common stock. KCAP intends to use the net proceeds of this public offering for general corporate purposes, which includes investing in portfolio companies and collateralized loan obligation funds in accordance with its investment objective and strategies.

Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of this offering. JMP Securities LLC and Janney Montgomery Scott LLC and are acting as co-lead managers and Ladenburg Thalmann & Co. Inc. and Wunderlich Securities, Inc. are acting as co-managers for this offering. The offering is expected to close on February 8, 2013, subject to customary closing conditions. The Company has granted the underwriters an option to purchase up to an additional 570,000 shares of its common stock.

Investors are advised to carefully consider the investment objective, risks and charges and expenses of KCAP before investing. The preliminary prospectus, which is subject to completion and dated February 4, 2013, contains this and other information about KCAP and should be read carefully before investing.

The preliminary prospectus and this press release are not offers to sell any securities of KCAP Financial, Inc. and are not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a preliminary prospectus and related final prospectus, copies of which may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (888) 603-5847; or from Stifel, Nicolaus & Company, Incorporated, Attention: Equity Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, by calling (443) 224-1988 or by email at SyndicateOps@stifel.com.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. KCAP Financial, Inc.'s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Its wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. We undertake no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

KCAP-G

CONTACT: KCAP Financial, Inc.
         Denise Rodriguez, Investor Relations
         (212) 455-8300